Exhibit 11.1

                                                     Exhibit 11.1
                                                     -------------

                      ALBEMARLE CORPORATION

           COMPUTATION OF PRO FORMA EARNINGS PER SHARE

          for the years ended December 31, 1998 and 1997

             (In thousands except per share amounts)


                                        Pro Forma        Pro Forma
                                          1998             1997
                                        ---------       -----------
BASIC EARNINGS PER SHARE

Numerator:
---------

Net income after effect of applying
  SFAS No. 123 "Accounting for Stock
  Based Compensation"                   $83,924          $79,394
                                        ---------       ----------

Denominator:
-----------

Average number of shares of common
  stock outstanding                      51,558           55,164
                                        ---------       ----------
Basic earnings per share
                                          $1.63            $1.44
                                        ---------       ----------
                                        ---------       ----------
DILUTED EARNINGS PER SHARE

Numerator:
---------

Net income after effect of applying
  SFAS No. 123 "Accounting for
  Stock-Based Compensation"             $83,924          $79,394

Denominator:
-----------

Average number of shares of common
  stock outstanding                      51,558           55,164

Shares issuable upon the assumed
  exercise of outstanding stock
  options                                   623              504
                                        ---------       ----------

Total shares                             52,181           55,668

Diluted earnings per share                $1.61            $1.43
                                        ---------       ----------
                                        ---------       ----------